Registration Number 333-
As filed with the Securities and Exchange Commission on December 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Ascent Industries Co.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	57-0426694 (I.R.S. employer Identification No.)

1400 16th Street, Suite 270 Oak Brook, IL 60523 (Address of principal executive offices)	60523 (Zip code)
Ascent Industries Co. 2022 Omnibus Equity Incentive Plan
(Full title of the plan)

Christopher G. Hutter President and Chief Executive Officer Ascent Industries Co. 1400 16th Street, Suite 270 Oak Brook, Illinois 60523 (630) 884-9181	Copies of Communications to: Jeffrey R. Kesselman Sherman & Howard L.L.C. 675 15th Street, Suite 2300 Denver, Colorado 80202 (303) 297-2900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
*The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company hereby incorporates by reference in this Registration Statement the following documents:
(1)our annual report on Form 10-K for the year ended December 31, 2021 (including the portions of our proxy statement for our 2022 annual meeting of stockholders incorporated by reference therein);
(2)our quarterly report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022;
(3)our current reports on Form 8-K or Form 8-K/A, as applicable, filed on January 4, 2022 (Form 8-K/A), March 21, 2022, April 22, 2022, June 8, 2022 and August 10, 2022 (relating to Item 5.03); and
(4)the description of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on November 26, 1991 pursuant to Section 12 of the Exchange Act.
In addition, all other reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (except for portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Ascent Industries Co. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on the Company's past financial statements incorporated by reference in this registration statement.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
Our certificate of incorporation and bylaws, each as amended, provide that Ascent Industries Co. shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by the DGCL.
Ascent Industries Co. has a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
The following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.	Document

3.1	Restated Certificate of Incorporation of (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended April 2, 2005).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed May 18, 2015).

3.3	Certificate of Amendment of Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 10, 2022).

3.4	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed August 10, 2022).

4.1	Ascent Industries Co. 2022 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed April 27, 2022).

5.1	Opinion of Sherman & Howard L.LC.*

23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1). *

23.2	Consent of BDO USA, LLP*

23.3	Consent of KPMG LLP.*

24.1	Powers of attorney (included on signature page).*

107	Filing Fee Table*
___________________
*Filed with this Form S-8.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of DuPage, State of Illinois, on December 13, 2022.

Ascent Industries Co.

By:	/s/ Christopher G. Hutter
Christopher G. Hutter
President and Chief Executive Officer
Each of the undersigned hereby appoints Christopher G. Hutter and Aaron M. Tam, and each of them individually, as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher G. Hutter	President and Chief Executive Officer and Director	December 13, 2022
Christopher G. Hutter	(Principal Executive Officer)

/s/ Aaron M. Tam	Chief Financial Officer	December 13, 2022
Aaron M. Tam	(Principal Financial and Accounting Officer)

/s/ Benjamin Rosenzweig	Chairman of the Board	December 13, 2022
Benjamin Rosenzweig

/s/ Henry L. Guy	Director	December 13, 2022
Henry L. Guy

/s/ Aldo Mazzaferro	Director	December 13, 2022
Aldo Mazzaferro

/s/ John P. Schauerman	Director	December 13, 2022
John P. Schauerman